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                                                                                                                       Exhibit 12.1
                                                                                                                          8/17/99
                              ALABAMA POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 1998
                    and the twelve months ended June, 30 1999



                                                                                                                            Twelve
                                                                           Year ended December 31,                           Months
                                                                                                                            Ended
                                                -----------------------------------------------------------------------    June, 30
                                                      1994          1995             1996        1997           1998         1999
                                                      ----          ----             ----        ----           ----         -----
                                                ------------------------------Thousands   of  Dollars------------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  Charges                $594,669      $628,304        $627,627     $645,449       $702,409     $664,224
      Federal and state income taxes                 242,569       186,856         191,167      222,956        141,332      112,208
      Deferred  income taxes, net                    (32,536)       32,047          16,715      (12,879)        79,323      100,629
      Deferred  investment  tax credits                   (4)          (75)              0            0              0            0
      AFUDC - Debt funds                               3,590         7,109           6,517        4,855          4,664        8,445
                                                    --------      --------        --------     --------       --------     --------
         Earnings as defined                        $808,288      $854,241        $842,026     $860,381       $927,728     $885,506
                                                    ========      ========        ========     ========       ========     ========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                     $180,182      $183,199        $171,689     $169,536       $194,559     $193,076
   Interest on interim  obligations                    5,939        16,917          20,617       22,787         11,012        9,225
   Amort of debt disc, premium  and expense, net       9,655        20,270           9,520        9,657         42,506       18,115
   Other interest  charges                            19,909        27,064          34,227       57,799         67,129       63,962
                                                    --------      --------        --------     --------       --------     --------
         Fixed charges as defined                   $215,685      $247,450        $236,053     $259,779       $315,206     $284,378
                                                    ========      ========        ========     ========       ========     ========



RATIO OF EARNINGS TO FIXED CHARGES                      3.75          3.45           3.57         3.31            2.94         3.11


Note:   The above figures have been adjusted to give effect to Alabama Power Company's 50% ownership of Southern Electric
        Generating Company.

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